Exhibit 99.1
On April 28, 2021, The Interpublic Group of Companies, Inc. held a conference call to discuss its first-quarter 2021 results.

CALL PARTICIPANTS

IPG PARTICIPANTS
Philippe Krakowsky
Chief Executive Officer

Ellen Johnson
Executive Vice President, Chief Financial Officer

Jerry Leshne
Senior Vice President, Investor Relations

ANALYST PARTICIPANTS

Alexia S. Quadrani J.P. Morgan John Janedis Wolfe Research Michael Nathanson MoffettNathanson Research Julien Roch Barclays

CONFERENCE CALL TRANSCRIPT
COMPANY PRESENTATION AND REMARKS
Operator:
Good morning, and welcome to the Interpublic Group first-quarter 2021 conference call. . . . I would now like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations. Sir, you may begin.

Jerry Leshne, Senior Vice President, Investor Relations:

Thank you. Good morning. We hope you are all well. Thank you for joining us.

This morning we are joined by Philippe Krakowsky, Interpublic’s CEO, and by Ellen Johnson, our CFO.

As usual, we have posted our earnings release and our slide presentation on our website, www.interpublic.com. We will begin our call with prepared remarks, to be followed by Q&A, and plan to conclude before market open at 9:30 Eastern.

During this call, we will refer to forward-looking statements about our Company. These are subject to the uncertainties in the cautionary statement that is included in our earnings release and the slide presentation, and further detailed in our 10-Q and other filings with the SEC.

We will also refer to certain non-GAAP measures. We believe that these measures provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

At this point, it is my pleasure to turn things over to Philippe Krakowsky.

Philippe Krakowsky, Chief Executive Officer:

Thank you all for joining us this morning. I'll start with a high-level view of our performance in the quarter. Ellen will then provide additional details. And I'll conclude with updates on the highlights at our agencies, to be followed by Q&A.

First and foremost, as Jerry said, I hope that you and your families are keeping well. As we all know, around the world, the pandemic is still with us to a significant degree. With all that entails, it bears mention that our people continue to navigate the many challenges, both personal and professional, presented by the health crisis. Their extraordinary resilience and capacity for innovation, as well as their care for one another and their commitment to our clients, are inspiring. Against business conditions that continue to be demanding, our people have driven the solid growth and the high level of first-quarter profitability that we are reporting today.

Turning to those results, beginning with revenue, we are pleased with our start to the year. First-quarter organic net revenue growth was 1.9%. That reflects solid performance in the U.S., an organic decrease of twenty basis points, and strong international growth of 6.3%, with increases in every world region. In the U.S., you’ll recall that we are comparing to very strong underlying performance in the first quarter of 2020, when we faced headwinds of nearly 4% due to certain 2019 client losses that we had previously identified.

Domestically, during this year’s first quarter we saw increases in areas such as media, data services & technology and our healthcare specialist agencies.

Our international performance was paced by 12.4% growth in Continental Europe, where we had a strong start to the year by our media, data & tech offerings, as well as McCann Worldgroup.

Worldwide, our healthcare and retail client sectors, which were consistent outperformers last year, were again our growth leaders in the first quarter.

From the standpoint of our operating segments, our IAN segment grew 3.2% organically, led by media, data & technology and by the healthcare specialty agencies. As expected, in comparison to last year’s largely pre-pandemic first quarter, global conditions in Q1 continued to weigh most heavily on the events and sports marketing disciplines and on certain project-driven businesses in both IAN and DXTRA.

Nonetheless, while the environment understandably retains a strong note of caution, across our offerings and client sectors, the lows were generally not as low. Clients are finding their footing amid a global economy that’s increasingly showing signs of recovery. As better days ahead begin to come into focus, conversations with clients have generally become more positive and constructive.

Turning to operating expenses and profitability, our teams once again demonstrated outstanding discipline. Given the uncertainty that prevailed in 2020, we made decisions and took a series of actions during the year, necessary but in many cases no less difficult, to ensure the long-term health of the overall business.

Our expenses in the quarter reflect much of the benefits of this strategic restructuring, executed over the course of last year, most notably in our expenses for base payroll and occupancy. We continue to be highly confident that, over time, we are well-positioned to realize the full level of permanent operating expense savings that we have talked about previously, which, as a reminder, annualize at $160 million.

Along with a return to growth, and the benefits of our restructuring actions, our Q1 results were further helped by variable expense categories that continued to run at very low levels, given that many of our activities are still restricted by the pandemic. These include significantly lower expenses for business travel and meetings, as well as their associated costs.

Our first-quarter net income as reported was $92 million, which includes the expense of certain non-operating items. Our adjusted EBITA was $266 million, a level which is approximately two-and-a-half times the first quarters of recent years. Our adjusted EBITA margin was 13.1%.

Diluted earnings per share was $0.23 as reported, and was $0.45 as adjusted mainly for our loss on the early extinguishment of debt, the disposition of certain small, non-strategic agencies — both of which are non-operating expenses — and our expense for the amortization of acquired intangibles. During the quarter, we refinanced a portion of our outstanding debt, on very favorable terms, while extending our debt maturity profile. This level of financial flexibility positions us well in the event there is volatility as the global economy moves through a recovery.

We’re pleased to be able to share with you this strong set of results, which build on our Company’s long-term record of industry outperformance and consistent margin expansion. It bears mention that we continue to invest in our people and our capabilities and, as a result, to further differentiate our offerings in the areas of strongest opportunity and growth.

This has been particularly relevant since we are seeing growing client demand for technology and data services, and amid accelerating, transformational change in marketing and media. Our ability to create marketing and media solutions that bring together creativity, technology and data, in order to solve for higher-order client opportunities, are what drove growth in the first quarter.

Given the complexity of the media and consumer landscape, marketers are looking for partners who can help them build their businesses through more precise, personalized and accountable engagements with individuals.

With the deprecation of third-party cookies, all businesses are increasingly focused on realizing value from their first-party data, or finding partners with whom they can pool data assets. As important, this needs to be done in a way that’s respectful of people’s privacy and anticipates likely regulatory developments. We remain well-positioned to benefit from those opportunities.

Of course, our first quarter is seasonally our smallest, and most of the year still remains ahead of us. We also appreciate that a heightened degree of business uncertainty is part of the current reality facing all companies, which in a business like ours translates into more challenging visibility to the full year. As a result, we are staying very close to our people and our clients, asking our teams for frequent financial updates and continuing to carefully manage expenses.

To date, we are seeing cautious optimism from clients, and the tone of business has firmed in the last few months. Re-openings, fiscal stimulus and vaccination programs in a number of our largest markets are providing a tangible lift to economic activity and marketing demand.

As we mentioned to you on our last call, we remain confident in those areas we can control, namely the strength and competitiveness of our offerings and the people and talent within our group. We are seeing that the most contemporary services we provide are growing in terms of the receptivity from clients and prospects.

Given our strong start to the year, and based on the assumption that there will continue to be a reasonably steady course of public health and global economic recovery, we believe that we can deliver organic growth for the full year in the range of 5% to 6%. With that level of growth, we would expect to achieve 2021 adjusted EBITA margin of approximately 15.5%. As such, we see this as another year of strong value creation for all our stakeholders.

We will, of course, keep you apprised of our progress as the year develops. On that note, I’ll hand the call over to Ellen for a more in-depth view on our results.

Ellen Johnson, Executive Vice President, Chief Financial Officer:
Thank you. I hope that everyone is safe and healthy. I would like to join Philippe in recognition and, candidly, admiration of our people for their terrific accomplishments under very difficult circumstances.

As a reminder, my remarks will track to the presentation slides that accompany our webcast.

Beginning on slide 2 of the presentation, our first quarter net revenue increased 2.8% from a year ago, with organic growth of 1.9%.

First-quarter adjusted EBITA, before a small restructuring adjustment, was $265.9 million, and margin was 13.1%. These are levels that compare very favorably against any previous first quarter. We returned to growth, with variable expenses that are lagging the recovery in revenue, and we are additionally seeing the structural benefits of last year’s restructuring program.

Diluted earnings per share was $0.23 cents as reported and $0.45 cents as adjusted. The adjustments exclude the after-tax impacts of the amortization of acquired intangibles, the small restructuring refinement, non-operating losses on sales of certain small, non-strategic businesses, and the non-operating loss on the early extinguishment of debt.

During the quarter, we refinanced $1 billion of senior notes that had been scheduled to mature over the next few years. We placed a billion dollars in new notes maturing in ten and twenty-year tranches. The timing of those transactions, initiated in mid-February, was favorable in light of the subsequent rise in market rates. We appreciate and value the support and the reception that we received. As you may have seen, in late March we also received upgrades to our outlook from both S&P and Fitch.

Turning to slide 3, you'll see our P&L for the quarter. I'll cover revenue and operating expenses in detail in the slides that follow.

Turning to Q1 revenue on slide 4:
•Our net revenue in the quarter was $2.03 billion, an increase of $55.6 million.

•Compared to Q1 2020, the impact of the change in exchange rates was positive 1.5%, with the dollar weaker against currencies in most of our largest markets.
•Net divestitures were negative 60 basis points.
•Our organic net revenue increase was 1.9%.

At the bottom of this slide, we break out segment revenue in the quarter.
•Our IAN segment grew 3.2% organically, a terrific result against last year’s largely non-COVID first quarter. We saw solid growth by our offerings in media, data & tech, at FCB and at McCann Worldgroup.
•At IPG DXTRA, the organic change in the quarter was negative 4.8%, which reflects the weight of live events and sports marketing within the segment, the disciplines that have been most significantly impacted by the pandemic. With that, DXTRA’s performance was a sharp sequential improvement from the fourth quarter, especially in the public relations discipline.

Moving on to slide 5, which is a look at our organic revenue change by region:
•In the U.S., which was 65% of net revenue in the quarter, our organic decrease was 20 basis points, against the challenging comparisons underlying our headline number from a year ago. Compared to Q1 2020, we did see continued pressure on events and sports as well as certain project work, as has been the case throughout the pandemic.
•International markets were 35% of our net revenue in the quarter and increased 6.3% organically. We grew in every international region, which is a notable improvement from Q4:
◦Continental Europe grew 12.4%, with increases in every major national market, including Spain, Germany, Italy and France, driven by increased spend from existing clients. With double-digit growth, there were a number of operating highlights in the region, including strong increases at media & tech and at McCann.
◦The U.K. increased 3.5% organically, and, again, this is net of continuing headwinds in the events discipline. We had solid growth at McCann, at our media, data & tech offerings and at MullenLowe.
◦AsiaPac grew 3.4% organically. Among our largest regional markets, we had strong gains in Australia and Singapore, while China and India’s revenue declined.
◦Our organic growth in LatAm was 5.0%, with particularly strong results across Mexico, Colombia, Argentina and Chile.
◦Our Other Markets group grew 7.3%, with notably strong performance in the Middle East.

Moving on to slide 6 and operating expenses in the quarter:
•Our net operating expenses, excluding billable expenses and the amortization of acquired intangibles, decreased of 6% from a year ago, under 2.8% growth of our net revenue.
•The result was first-quarter margin expansion to 13.1% from 4.9% a year ago.
•We had significant year-on-year expense savings in a number of different categories, most notably our restructuring savings in payroll and occupancy and a sharp decrease in certain variable operating expenses. In the latter category, I would call out specifically the sharply lower travel and related expenses, for the obvious reasons, and significantly reduced bad-debt expense, which was at an increased level in the first quarter of 2020.
•As you can see on this slide, our ratio of total salaries & related expense as a percentage of net revenue improved by 340 basis points, to 68.7% compared with 72.1% a year ago.
◦Underneath that we drove very strong leverage on our expense for base payroll, benefits & tax, which improved by 360 basis points.
◦We also had a lower severance expense ratio, which was only 30 basis points of net revenue compared to 120 basis points in Q1 2020.
◦At quarter-end, total worldwide headcount was approximately 51,200, a decrease of 6.1% from a year ago, as a result of our restructuring and regular severance actions taken over the course of last year, as well as our business dispositions.
•Also on this slide, our office & other direct expense decreased as a percentage of net revenue by 480 basis points to 14.4%.
◦We continued to have significant decreases in our expenses for occupancy, driving year-on-year leverage of 110 basis points.
◦We leveraged all other office & other direct expense by 370 basis points, which includes the decreased expense for travel and bad debt.
•Our SG&A expense was 1.4% of net revenue, an increase of 30 basis points.

On slide 7 we present detail on adjustments to our reported first-quarter results in order to provide better transparency and a picture of comparable performance. This begins on the left-hand side with our reported results and steps through to adjusted EBITA and our adjusted diluted EPS.
•Our expense for the amortization of acquired intangibles, in the second column, was $21.6 million.
•The restructuring charges were $1.3 million. To be clear, these are small adjustments to estimates related to our 2020 restructuring program that we concluded at the end of last year.
•Below operating expenses, in column three, we had a pre-tax loss in the quarter of $12.5 million in "other expenses,” due to the disposition of a few small, non-strategic businesses.
•To the right of that, our pre-tax loss on the early extinguishment of debt was $74 million, which relates to the refinancing and extending the maturities of $1 billion of our senior notes.
•At the foot of this slide, you can see the after-tax impact per diluted share of each of these adjustments, which bridges our diluted EPS as reported at $0.23 to adjusted earnings of $0.45 per diluted share.

On slide 8 we turn to cash flow in the quarter:
•Cash used in operations was $249.8 million, compared with a use of $277.1 million in Q1 2020.
•As a reminder, our operating cash flow is highly seasonal. We typically generate significant cash from working capital in the fourth quarter and use cash in the first quarter. During this year's first quarter, cash used in working capital was $496.9 million and follows our fourth quarter of last year, when we generated over a billion dollars from working capital.

•In our investing activities we used $28 million for cap-ex in the quarter, which was essentially offset by the net proceeds from the sales of investments.
•Our financing activities in the quarter used $212.7 million, which reflects our redemption and issuance of long-term debt and our common stock dividends.
•Our net decrease in cash for the quarter was $492.7 million.

Slide 9 is the current portion of our balance sheet.
•We ended the quarter with $2.02 billion of cash and equivalents, compared with $1.55 billion a year ago.
•Under current liabilities, the current portion of long-term debt refers to our $500 million 3.75% senior notes which mature in October of this year. We plan on repaying these notes from cash on hand.

Slide 10 depicts the maturities of our outstanding debt and our diversified and extended maturity schedule following our activity in the first quarter. Again, we have the maturity in October this year, and then only $250 million due in April 2024. Thereafter, our next maturity is not until 2028.

In summary, on slide 11, our teams continue to execute at a high level in an unprecedented environment, and I would like to reiterate our pride in and gratitude for the efforts of our people. The strength of our balance sheet and liquidity mean that we remain well-positioned both financially and commercially.

And with that, I’ll turn it back to Philippe.

Mr. Krakowsky:

Thank you, Ellen.

It’s worth repeating that Q1 is our smallest seasonal quarter, but nonetheless we are pleased by our start to the year.

The return to organic revenue growth is a sign that our clients have begun to pivot to an investment mindset as they look to build their brands and grow their businesses in line with a broader economic recovery. Our performance is also a reflection of the strength of our people, our offerings and of long-term strategies that have helped us drive consistently strong performance over time.

We all know that the pandemic has accelerated a range of underlying trends, whether in business or society at large. As a result, many of our clients are undertaking meaningful transformation of their companies. This means adopting new ways in which they go to market in order to keep pace with rapid digitization of consumer behavior and economic activity.

In a world that’s more cluttered than ever with messages and channels, all vying for our attention, the most critical challenge is to combine great ideas that come from the human, storytelling side of our business with strategies and insights that can be generated by our technology and data capabilities.

We’ve increasingly seen the amounts of time people spend online, seeking out content that’s engaging, informative, entertaining, or some combination of all three. Content is undoubtedly more important than ever. And that’s what makes the creative side of our business so vital. Equally important is getting those messages to people in ways that are relevant, respectful of their privacy and ultimately connect with them in meaningful ways. It’s also key to take the information flow that results from all of those digital interactions and apply it at every step along the process, from audience definition, to creative ideation in order to better understand the impact our clients’ communications are having on their businesses.

Our differentiated capabilities include a range of data-driven offerings that can do this both at scale and at speed. As you know, we’ve been developing a data and tech infrastructure that underpins the full portfolio of our agencies and delivers solutions to a broad range of business problems through what we call the open-architecture model.

All of our major clients are seeing the benefits of this integrated approach, as are prospective clients. During the quarter, it was gratifying to see that the Kinesso behavioral sciences teams are engaging with more of our advertising and marketing services agencies than at any time since we launched those offerings.

Despite the challenging external circumstances that we continued to deal with in the quarter, certain key elements of our business remain constant.

We will always succeed by adapting rapidly, in our ways of working and how we are meeting the needs of clients. Since the start of the year, we onboarded or promoted top talent across the organization, once again received high levels of industry recognition and saw solid new-business performance, where we remain net positive for the past 12 months.

As you’ve seen in our results, growth in the quarter was driven by contemporary offerings in which we’ve consistently invested, including media, data & tech, healthcare and digital user experience. Another area where IPG has invested significant resources is in our environmental, social and governance programs.

For some time, we have focused on building a culture of high ethical standards by adhering to a set of values centered around respect for every individual. As a company responsible for creating some of the world’s most well-known marketing campaigns, we have an obligation to ensure that the work we do, as well as how we deliver it, supports the long-term well-being of our communities.

This quarter, IPG released its sixth annual sustainability report, using the Global Reporting Initiative standards framework. The report can be found on our website, and it represents another step forward for us in our commitment to ESG. In terms of climate action, we track IPG’s global energy usage and greenhouse gas emissions across our entire portfolio. Next month, we plan to announce several strategic priorities focused on tackling climate change, including a science-based target for reducing our emissions globally.

The report also aligns with the U.N. Global Compact and focuses on human capital disclosures. Further, we make clear that we operate with the core expectation that individuals deserve control over their data and that we are responsible for promoting high ethical standards in terms of data privacy and security. Equity and inclusion also remain areas of focus for us. Our agencies are attuned to this priority, and they are held accountable, because we have to show further progress when it comes to diversity in our ranks.

IPG’s latest MSCI ESG Ratings Report, which is a key ESG data provider for our various stakeholders, saw an increase in our Company’s score to an “A” rating. Our improvement was the result of increased disclosure when it comes to human capital management, our position and capabilities related to data privacy and certain governance enhancements.

More recently, we joined Civic Alliance, as well as many of our clients, in calling for the protection of voting access here in the United States. We continue to be committed to promoting democracy, and will work to support safe, accessible and fair elections, as well as to encourage our employees to participate in civic life.

As a business in which attracting top talent and advising clients is crucial to our success, a robust approach to ESG is a key part of our long-term strategy and important to all stakeholders.

Turning now to highlights from our portfolio:

During the quarter, we issued our second “Media Responsibility Audit,” addressing in a structured and consistent manner one of the most topical issues in the digital media ecosystem. This framework and the principles it sets forth continue to be well-received by clients as well as key industry groups.

Mediabrands’ MAGNA unit also hosted a first-of-its kind Equity Upfront™, a weeklong event intended to raise visibility and receptivity for Black-owned media and media that serves Black audiences. In addition, the network announced that it would be joining forces with TikTok for a creator and content accelerator.

Two of our most dynamic units were in the media space, where we continue to leverage our deep data resources and capabilities. We are seeing strong growth at Matterkind, which is customizing addressable media activation at scale for more of our clients. At Reprise Commerce, we have rapidly scaled operations on a global basis as we address growing needs in e-commerce, particularly for insight, content and analytics.

Following on a series of new business wins, Initiative elevated its U.S. leader to Global CEO, where we believe she will have an even greater impact on the network’s success. At UM during the quarter, we added a global rental car client, as well as an auto OEM in EMEA and HBO Max in LatAm. UM was also named an “Outstanding Company for Working Mothers,” and three of its executives were named Adweek “Media All-Stars,” a distinction that was also earned by leaders at Reprise and Mediahub.

At our creative, integrated global agencies, both McCann Worldgroup and FCB were named to the top-five most-awarded networks of 2020 in The Drum’s World Creative Rankings. Both also had work in the Super Bowl that was well-received in a number of viewer polls and rankings.

Following the implementation of our succession plan at the end of 2020, McCann Worldgroup posted a solid first quarter. Along with most-awarded network of 2020 in The Drum rankings, McCann New York came in at #4 on that list in terms of the top-100 agencies worldwide.

At MRM, the agency was again named a “Leader” in Gartner’s 2021 Magic Quadrant for Global Marketing Agencies, based on their ability to serve as key strategic business partners for clients and to execute on critical marketing priorities. Huge and R/GA also featured on that list.

The health operations at McCann and FCB performed strongly in the quarter and continue to take share in the marketplace. A notable program that I’d like to call out was FCB Health’s launch of “The Trial for #ClinicalEquality” to shine a light on racial bias in clinical oncology trials.

At MullenLowe Group, Mediahub continued on its new business streak with the addition of global wins Slack and Tally, as well as New Balance in the U.K. Mediahub also introduced its inaugural “Diversity-Owned Media Day” and revamped its U.S. leadership team with a series of internal promotions.

The MullenLowe advertising network continues to be a leader in purpose-driven work. Partnering with several independent casting agencies, the agency recently launched a campaign for Unilever’s Dove to promote inclusivity in commercial casting. In the U.K., the agency has continued to do important work on behalf of the government to inform and educate the British public concerning the pandemic.

At the Campaign US Agency of the Year Awards, The Martin Agency was recognized with multiple honors. The agency also teamed with Mediahub for an integrated win of Terminix in Q1.

Huge posted strong results during the quarter and saw two big wins, adding Coppertone and Wakefern to its client roster. The agency also announced the return of its Huge XD School, with a renewed equity-centered purpose that seeks to use education to increase the participation of under-represented identities in the design industry. And at R/GA, the agency’s Ventures studio program announced the launch of a new Coalition Venture Studio, with a mission to support Black startup founders.

IPG DXTRA companies continue to deliver specialized capabilities and integrated solutions for clients in our evolving world. Golin was once again a stand-out in the new business arena. Weber Shandwick was named “PR Agency of the Year” at the Campaign US awards. The agency also launched the Plan Vx open playbook, a communications program that draws on extensive vaccination and public health communications expertise to help companies play a role in getting America vaccinated. At Octagon, a leader in sports marketing, we recently promoted a long-time executive to the role of CEO.

Performance at Acxiom was consistent with our expectations and in line for a year of solid growth in 2021. The company continues to carve out a position as an authority in the integration of marketing and advertising technology. During the quarter, Acxiom expanded its partnerships to better manage and measure campaign execution through the cloud, in order to provide tangible improvements in campaign efficiency and speed. Acxiom is also accelerating its developments in client verticals where it sees opportunity. Recently, Fortune named Acxiom one of 2021’s “Best Workplaces in Technology.”

Working closely with the Acxiom data teams, Kinesso deployed its enhanced identity solution with half-a-dozen large clients. This has already driven double-digit lifts in campaign efficiency. Kinesso also expanded its range of direct data integrations with prominent platforms and adtech companies. As I mentioned earlier, we are pleased to see the Kinesso API connecting data and analytics capabilities across more of the IPG portfolio, since we see this as a growth driver for our business and a source of potential new revenue streams.

Acxiom, Kinesso and Matterkind are working together to bring end-to-end data and identity solutions to clients, in collaboration with a number of IPG agencies. We have seen the impact of this recently in new wins and expanded assignments in the telecom, auto, healthcare and financial services sectors.

Looking forward, we will stay focused on unlocking the enormous opportunities that exist due to the changes and disruption that have accelerated during the past 12 months.

We have worked over the years to embed digital capabilities throughout our organization and build a foundational layer of tech and data infrastructure that informs all of our work. As a result, we have a deep understanding of audiences at the individual level, based on a strong legacy of ethical data practices. Personalization, privacy and accountability are only going to grow in importance and value going forward. Our vision is therefore for IPG to become a key partner in ensuring that our clients’ businesses thrive in the digital economy.

The success we have seen at the start of the year is thanks to the talent, efforts and commitment of our people. As you’d expect, we are focused on supporting their physical and mental well-being, and listening to them in planning a return to office. That’s likeliest to begin to a meaningful degree in September, dependent on continued progress on matters related to resolving the public health crisis. It will be a gradual and iterative process, in which we obviously are going to have to test and learn as we go.

As such, some of the cost drivers that go hand-in-hand with live collaboration with colleagues, as well as calling on clients in person, which have of course been reduced as a result of lockdowns, will begin to work their way back into our ways of working, as well as our operating results.

We have already shared with you our perspective on the balance of the year, which is based on the assumption that there will continue to be a reasonably steady course of macro recovery. As is clear, we view our current performance and long-term strategy as significant factors that will continue to enhance shareholder value.

As always, we are committed to sound financial fundamentals, including debt reduction, as well as continuing to grow our dividend. We also remain focused on getting back to our share repurchase program when appropriate. We will, of course, keep you apprised of progress as the year develops.

As always, we very much want to thank our clients and our people, who are the key drivers of our success. Thank you all for your time this morning, and with that, let’s open the call for questions.

QUESTIONS AND ANSWERS

Operator:
Thank you. . . . Our first question is from Alexia Quadrani with J.P.Morgan. You may go ahead.

Alexia S. Quadrani, J.P.Morgan:
Thank you very much. My first question really is on the guidance, sort of clarifying it a bit more. 5% to 6% organic revenue growth: I think you mentioned sort of a steady recovery is the assumption behind it. But I'm wondering if you're anticipating things like sports and events to come back later in the year in your assumptions for that guide.

And then just the follow-up question is really on the new business activity. I'm wondering if there was maybe a lull in 2020 and that has created kind of a pent-up demand or backlog, a more robust pipeline potentially for 2021, which could ultimately have an outsized influence to the full-year organic growth.

Philippe Krakowsky, Chief Executive Officer:
Thanks, Alexia. Let me start, I guess, doesn't matter which one we take first, right? And so as you know, sports and events are actually a fairly small part of the portfolio. I think we're talking about sub 5% of overall revenue. And so in essence we do believe that there's going to be some resumption in that area, probably towards the third quarter, definitely in the fourth quarter. But I don't think that's a significant factor that impacted where and how we got to that expectation about what we think the year looks like.

I think Ellen and I both mentioned in our remarks the frequency with which we meet with the operators to discuss financial forecasts, and that was way up last year, and we've largely kept to that cadence. So that and client conversations is what's really informed our belief of what we can deliver for the full year. I think that's really the function of it. And then, obviously, the underlying revenue trends, which we talked about, whether it's geographic, whether it's client-driven or the progression over the course of the first few months of the year.

And then in terms of new business, I think that there is a general consensus that last year there was, as you say, kind of a damping down in that regard, just because, obviously, going through that process, whether you're either going through it in a kind of lockdown purely virtual setting or whether it's just not a disruption that clients were really, I think, particularly open to given that there was so much uncertainty. So I think we have begun to see an increase and uptick in that regard. And it's to be seen whether that continues. I think that at the moment, that's the expectation. We're seeing some indications of that, but there may be more to come.

Ms. Quadrani:
And then maybe if I could just ask one more on the buyback. Is that still — we should still think about that as maybe something to resume in 2022 or the tail end of this year? How should we think about the timing of that?

Mr. Krakowsky:
Well, look, you know that we’ve got a very strong track record when it comes to capital return, and, I think as we’ve been very, very clear, that that continues to be something we’re very focused on and a priority. I’m going to quote Ellen: she said something on our last call about revenue, which was, it’s not if, but when. And so I think I’m going to say the same applies to share repurchase. I’m not sure what else Ellen would care to add in that regard in terms in terms of balance sheet or how we’re thinking about the progression.

Ellen Johnson, Executive Vice President, Chief Financial Officer:
Thank you. Listen, I will reiterate that we believe capital return is very, very important. I believe we have a track record of showing that. We were very pleased to see the rating agencies change their outlook on us. We have a debt pay down in October and we will continue to be focused and analyze the situation. And yes, I really do believe it's not a question of if, but when.

Mr. Krakowsky:
And you saw us increase the dividend last year, notwithstanding the challenges. And, to our mind, we want a balanced approach to this, and so we do want to get back to that.

Ms. Quadrani:
Thank you very much.

Operator:
Thank you. The next question is from John Janedis with Wolfe Research. You may go ahead.

John Janedis, Wolfe Research:
Thank you. Hi. So your confidence level around the $160 million of structural cost savings seems, obviously, pretty high given the margin outlook. So can you talk a little more around the timeline of hitting it? Is there potentially some upside given lower business travel expense as you talked about? And to what extent does real estate create maybe another potential for the tailwind?

Philippe Krakowsky, Chief Executive Officer:
I think there are lots of ins and outs here, so we can obviously unpack that for you. I would say, we've been clear that, that $160 million is a commitment that we as a management team have signed up for, so that's definitely the case. You see growth in Q1, so the strategic structural actions are beginning to, in essence, get leverage. And so that's clearly very encouraging.

And then we also talked about the fact that a lot of that $160 million would be evident in the '21 results, and that real estate actions would not all be realized, that we'd see some in '22 depending on the pace of the subleases. So the stated objective of we want to emerge from the pandemic as a stronger company, it feels to me like we have early indications, given the quarterly results, that that's clearly what we're doing.

And then there are clearly other factors at play. So the ins and the outs of independent of the restructuring, over a bunch of years, we've demonstrated the ability to grow margins with revenue growth. So there's growth now. So there's -- some of what's in the results just shows what Ellen and her team and what our operators are able to do in terms of discipline and focus on operating leverage. And then we're also starting to get into some higher value services and revenue streams.

And the tailwind that is, I think, the unknown is that growth has come back prior to normalization of what I guess we'd call pre-pandemic business travel, meetings and all the costs that are associated with that. And I think that over time that's going to reverse. We go back to office, we go back to in-person interactions. And those are positives. I think there will be things that come out of those ways of working that will be good for the business and for what we're able to do with clients. And if some of those then-costs come back into the model, then real estate savings materialize as we go into '22.

So on all of those moving parts, I think, we've got more detail on the various categories that had significant positive impact on margin. I think Ellen can probably unpack some of that with a lot of specificity for us.

Ellen Johnson, Executive Vice President, Chief Financial Officer:
Sure. If you look at the first quarter, again, I think it illustrates and demonstrates how confident we are that we can drive margin. If you look at — we gained 480 basis points between base payroll, benefits and tax and the occupancy, and that was largely due to the restructurings. As Philippe has mentioned and I've said, real estate is not linear. So some of that benefit will accrue to next year as well and beyond as the subleases take hold.

But unpacking some of the more variable costs like T&E, I mean, it did benefit us 150 basis points for the quarter. How quickly that comes back is really some things that are largely out of our control depending upon the health crisis. But I do believe there will be learnings from this period of time and the pandemic that we will benefit from in the future. And will it ever come back to the extent that we traveled previously? Probably not.

The other one-off I would call out: last year we had elevated bad-debt expense in the first quarter. So that really created a tailwind this quarter of about 130 basis points.

And lastly, I would add not only do we have a track record of managing margin, but we're incentivized to do so. All of our incentive plans are aligned with this objective, which gives us even that much more confidence that we'll get there.

Mr. Janedis:
That's helpful. Thanks. And then if I could shift gears, I was surprised that all of your international regions put a positive organic growth. Obviously there were headlines in some markets like India, Europe around a COVID resurgence. Is it your sense from your people on the ground that you've turned the corner and that growth generally is sustainable?

Mr. Krakowsky:
Well, I think there's an implicit answer in the fact that we're telling you what we think we can accomplish for the year. I think that international is interesting because the impact of the pandemic is so disparate and sector driven. So I would look at a couple of things internationally that do give us comfort and give us reason to feel that there's something that's consistent here.

So the decision of top-tier clients: so, if you look at Europe, for example, we saw strength from a number of large clients in food and beverage, in CPG and healthcare and in financial services.

And so, in a sense, I almost think — and this is anecdotal, but you said is there anything you’re hearing on the ground — I think even round two of lockdowns comes with less uncertainty in a sense. Whether that’s because clients have already pivoted to a better sense of how they’re going to connect to consumers and drive demand through, say, e-comm, or it comes with somewhat less uncertainty because the vaccines are out there. And even though the pace at which vaccinations are proceeding in a number of countries — again, thinking about Europe, where we had a lot of strength — people do have a sense that they’re on a path to something, whereas the first time around, there was a lot of uncertainty, and so you could understand where clients were wary of making any kind of commitment. So in a sense, I do think that that gives us a sense that internationally we can continue to deliver.

And then the other thing is if you look at the offerings that are driving that strong international performance, there's consistent contributions, whether it's media-tech, whether it's on the advertising side of things, McCann, or whether it's the healthcare agencies.

Mr. Janedis:
All right. Thanks a lot.

Mr. Krakowsky:

Sure.

Operator:
Thank you. The next question is from Michael Nathanson with MoffettNathanson. You may go ahead.

Michael Nathanson, MoffettNathanson:
Thanks. I have a couple. So, Philippe, on your revenue guide of 5% to 6%, that kind of takes you back to where you guys were a couple of years ago when you were leading the industry in growth. I wonder, given your view of the future, all the moving pieces on e-commerce and changes in consumption, do you think your company's growth will stay at that level? Or can you see acceleration structurally from some of the decisions you've made to reposition the Company for maybe faster-growing segments? So I wanted to know that.

And then, secondly, the question Alexia asked about buybacks: even with return of buybacks, there's a good amount of cash cushion that you guys will build. So can you talk a bit about your philosophy on M&A? I know you were the architect of the Acxiom deal. But do you bear with small tuck-ins or should we expect down the road maybe another large acquisition to further reposition the Company? So those are my questions.

Philippe Krakowsky, Chief Executive Officer:
Two small questions, wow.

So I guess on the latter, Michael, I'd say to you that, for quite some time what we clearly believed was the right course of action was to invest in talent and to build the capabilities and embed them across the portfolio. And so I think that largely speaking, we're pretty -- we're confident in what we can control and so the -- we don't see gaps in the portfolio. We see that we've got a full suite of offerings. We like the assets of those offerings and we think we've got great people.

And then integration, open architecture feels like it's always going to be a work-in-progress, but relatively we see it as a strength. And then underlying that now, we have data and tech powering all of that. So I would assume that we will get back to an M&A posture that is more what you would have anticipated for us, from us, in the past.

And we'll definitely look for areas where the technical skills that are required or the rates of growth we're seeing are such that we do want to make bets to supplement what we've got going on. And it could be that an area like e-comm is one of them. But I don't see the need for something really dramatic and significant at this point. And a few years from now, we'll ask again.

In terms of the first question, we are compounding a number of years of consistent outperformance. And clearly, we're seeing a shift in where the demand is. But to answer the question about whether we can get to these consistently kind of next-level or higher growth numbers, this early in the stages of an economic recovery feels like it is probably premature to make that determination.

I mean, it's clearly aspirationally, we see that, as I said, higher value services are definitely something we want to lean into, but everything works well because it's part of an integrated whole. And so we've been successful because we've evolved the offerings not because we've tried to jump to a whole other model of how we serve clients and how do we deliver value for clients. So I think that we'll see that play out over time.

Mr. Nathanson:
Okay. Thanks.

Operator:
Thank you. The next question is from Julien Roch with Barclays. You may go ahead.

Julien Roch, Barclays:
Yes. Good morning, Philippe and then Jerry, congrats on the results, especially the margin. My first question is on organic and the second one on margin. Anything that would change the two-year run rate in Q2. So in Q1, 0.3% last year, 1.9% this year, so about 2% two-year run rate, which would put Q2 up about 12% from last year, minus 10%. So is 12% or better realistic in Q2? That's my first question.

And then the second one is on the margin. What has changed in terms of your thinking regarding margin? The new full-year '21 guidance is quite ahead of consensus. Could it be that return to work is taking longer, so the savings are therefore longer in 2021? And if that is the main explanation, could margin fall next year, or would they be at least flat? So some more color on the significant upgrading in margin perspective. Thank you.

Philippe Krakowsky, Chief Executive Officer:
I'm going to reiterate that on margin, we committed to all of you that we would come through this crisis as a company that was stronger, and in a sense more fit-for-purpose given where the world is going. And so, as I said, we're pleased that we're seeing early indications because a lot of those restructuring decisions that were made were strategic in nature. They were about how do we make our companies nimbler, how do we make them able to provide service to clients, but in a way that is more contemporary. So I do think that there's something that's happening that's underlying here.

But as I think I mentioned, when Alexia asked the question, it's with so many ins and outs. You're asking a very fair question. You're asking a question we're asking ourselves. But I don't know that we've got a clear line of sight as to when are those costs going to start coming back in. As Ellen said earlier, what's going to be new normal in terms of in-person engagement, travel, things of that nature? So we clearly believe that where we're going is a better place. The extent to which we can give you that level of granularity right now — Ellen, I don't know what else you can care to add on that margin question.

Ellen Johnson, Executive Vice President, Chief Financial Officer:
Listen, given the big assumption, right, that the economic recovery is steady, we feel pretty confident in the 5% to 6% revenue growth. And with that, we feel pretty confident that we can deliver the 15.5% margin. And that's from a bottoms-up approach, meeting with our operators very frequently. So we will continue to do that throughout the year.

Mr. Krakowsky:
And then I think that becomes a floor from which to then ask ourselves, what is possible beyond that? Because I think I also said earlier, we've got a long track record of where there is growth, we find ways to grow margin.

Now on your revenue question, I think, it's just there's a lot of, from a quarter-to-quarter basis, there's a lot of noise in the system in a sense. So obviously, our — not that I would trade out of the position we're in, but our comps are quite challenging relative to peers. But we still feel strong enough that we're saying to you what we think the year looks like.

And then the thing that is may be masking the strength of the U.S. finishes rolling off at the end of Q2, but sequentially every region, U.S. included, saw improvement. And then in a sense the underlying book of business in the U.S. with plus 8, which is maybe I think probably 300 basis points better than kind of the other end of the spectrum for Q1 last year, and then those 19 losses. So the underlying book of business in the U.S. grew about 4.5% this quarter. International, you've seen and we talked a bit and unpacked a bit about what's driving that.

And then I'd say that there's improved tone in terms of conversations with clients and operators as the quarter progressed. But we don't manage quarter-to-quarter, so I'm not sure I can tell you precisely. I think that as I said, we're going to see recovery and then there's -- it's not going to be linear.

Mr. Roch
Okay. Thank you very much.

Operator:
Thank you. And that was our last question. I'll now turn the call back over to Philippe for any closing thoughts.

Mr. Krakowsky:
Thank you all for joining us this morning. We are pleased with these results. We're appreciative of the support and we look forward to taking you through our results when we meet again. Until then, I hope everybody stays well.

Operator:
Thank you. This concludes today’s conference. You may disconnect at this time.

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Cautionary Statement
This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under Item 1A, Risk Factors, and our other filings with the Securities and Exchange Commission (the “SEC”). Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:
•the effects of a challenging economy on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;
•the impacts of the novel coronavirus (COVID-19) pandemic and the measures to contain its spread, including social distancing efforts and restrictions on businesses, social activities and travel, any failure to realize anticipated benefits from the rollout of COVID-19 vaccination campaigns and the resulting impact on the economy, our clients and demand for our services, which may precipitate or exacerbate other risks and uncertainties;
•our ability to attract new clients and retain existing clients;
•our ability to retain and attract key employees;
•risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;
•potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;
•risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates;
•developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world, including laws and regulations related to data protection and consumer privacy; and
•failure to fully realize the anticipated benefits of our 2020 restructuring actions and other cost-saving initiatives.

Investors should carefully consider these factors and the additional risk factors outlined in more detail in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under Item 1A, Risk Factors, and our other SEC filings.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)
	Three Months Ended March 31, 2021
	As Reported	Amortization of Acquired Intangibles	Restructuring Charges[1]	Net Losses on Sales of Businesses[2]	Loss on Early Extinguishment of Debt[3]	Adjusted Results (Non-GAAP)
Operating Income and Adjusted EBITA before Restructuring Charges[4]	$243.0	$(21.6)	$(1.3)			$265.9

Total (Expenses) and Other Income[5]	(126.6)			$(12.5)	$(74.0)	(40.1)
Income Before Income Taxes	116.4	(21.6)	(1.3)	(12.5)	(74.0)	225.8
Provision for Income Taxes	23.8	4.2	0.3	0.7	18.5	47.5
Equity in Net Loss of Unconsolidated Affiliates	(0.2)					(0.2)
Net Income Attributable to Noncontrolling Interests	(0.7)					(0.7)
Net Income Available to IPG Common Stockholders	$91.7	$(17.4)	$(1.0)	$(11.8)	$(55.5)	$177.4

Weighted-Average Number of Common Shares Outstanding - Basic	391.5					391.5
Dilutive effect of stock options and restricted shares	4.5					4.5
Weighted-Average Number of Common Shares Outstanding - Diluted	396.0					396.0

Earnings per Share Available to IPG Common Stockholders[6]:
Basic	$0.23	$(0.04)	$0.00	$(0.03)	$(0.14)	$0.45
Diluted	$0.23	$(0.04)	$0.00	$(0.03)	$(0.14)	$0.45

[1] Restructuring charges of $1.3 million in the first quarter of 2021 were related to adjustments to our restructuring actions taken in 2020, which were designed to reduce our operating expenses structurally and permanently relative to revenue and to accelerate the transformation of our business.

[2] Includes losses on complete dispositions of businesses and the classification of certain assets as held for sale.
[3] Consists of a loss related to the early extinguishment of our 4.000% unsecured senior notes due 2022, 3.750% unsecured senior notes due 2023 and half of our 4.200% unsecured senior notes due 2024.
[4] Refer to non-GAAP reconciliation of Adjusted EBITA before Restructuring Charges on page 22.
[5] Consists of non-operating expenses including interest expense, net and other expense, net.
[6] Earnings per share may not add due to rounding.
Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS (Amounts in Millions) (UNAUDITED)
	Three Months Ended March 31,
	2021	2020

Net Revenue	$2,027.7	$1,972.1

Non-GAAP Reconciliation:
Net Income Available to IPG Common Stockholders	$91.7	$4.7

Add Back:
Provision for Income Taxes	23.8	17.2
Subtract:
Total (Expenses) and Other Income	(126.6)	(55.9)
Equity in Net Loss of Unconsolidated Affiliates	(0.2)	(0.2)
Net (Income) Loss Attributable to Noncontrolling Interests	(0.7)	2.1
Operating Income	243.0	75.9

Add Back:
Amortization of Acquired Intangibles	21.6	21.3

Adjusted EBITA	$264.6	$97.2
Adjusted EBITA Margin on Net Revenue %	13.0%	4.9%

Restructuring Charges[1]	1.3	N/A

Adjusted EBITA before Restructuring Charges	$265.9	N/A
Adjusted EBITA before Restructuring Charges Margin on Net Revenue %	13.1%	N/A

[1] Restructuring charges of $1.3 in the first quarter of 2021 were related to adjustments to our restructuring actions taken in 2020, which were designed to reduce our operating expenses structurally and permanently relative to revenue and to accelerate the transformation of our business.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)
	Three Months Ended March 31, 2020
	As Reported	Amortization of Acquired Intangibles	Net Losses on Sales of Businesses[1]	Adjusted Results (Non-GAAP)
Operating Income and Adjusted EBITA[2]	$75.9	$(21.3)		$97.2

Total (Expenses) and Other Income[3]	(55.9)		$(23.3)	(32.6)
Income Before Income Taxes	20.0	(21.3)	(23.3)	64.6
Provision for Income Taxes	17.2	4.2	0.9	22.3
Equity in Net Loss of Unconsolidated Affiliates	(0.2)			(0.2)
Net Loss Attributable to Noncontrolling Interests	2.1			2.1
Net Income Available to IPG Common Stockholders	$4.7	$(17.1)	$(22.4)	$44.2

Weighted-Average Number of Common Shares Outstanding - Basic	387.7			387.7
Dilutive effect of stock options and restricted shares	4.0			4.0
Weighted-Average Number of Common Shares Outstanding - Diluted	391.7			391.7

Earnings per Share Available to IPG Common Stockholders[4]:
Basic	$0.01	$(0.04)	$(0.06)	$0.11
Diluted	$0.01	$(0.04)	$(0.06)	$0.11

[1] Includes losses on complete dispositions of businesses and the classification of certain assets as held for sale.
[2] Refer to non-GAAP reconciliation of Adjusted EBITA on page 22.
[3] Consists of non-operating expenses including interest expense, net and other expense, net.
[4] Earnings per share may not add due to rounding.
Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.